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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549


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                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


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Date of Report (Date of earliest event reported):  JULY 8, 1998


                            METAMOR WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


                 0-26970                                         76-0407849
         (Commission File Number)                   (I.R.S. Employer Identification No.)



           FIVE POST OAK PARK
   4400 POST OAK PARKWAY, SUITE 1100
             HOUSTON, TEXAS                                    77027-3413
(Address of principal executive offices)                       (Zip Code)


         Registrant's telephone number, including area code:  (713) 548-3400



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ITEM 2.          ACQUISITION OR DISPOSITION OF ASSETS

         On July 8, 1998, pursuant to the terms of a Stock Purchase Agreement by and among Metamor Worldwide, Inc. ("Metamor Worldwide") and The Corporate Services Group PLC, an international staffing firm based in the United Kingdom ("Corporate Services"), Corporate Services purchased all of the outstanding shares of stock of the CORESTAFF Services group of Metamor Worldwide, its staffing services business ("CORESTAFF Services"). The estimated after-tax proceeds from the sale of approximately $200 million were used to pay down borrowings under Metamor Worldwide's senior revolving credit facility. The purchase price for CORESTAFF Services was determined as a result of direct negotiations between Metamor Worldwide and Corporate Services.

         CORESTAFF Services provides office support, light industrial and specialized services to local, regional and national customers through more than 100 offices in 18 states. CORESTAFF Services generated $478 million in revenues in 1997, or 47 percent of Metamor Worldwide's consolidated revenues, and accounted for 34 percent of its 1997 operating income.


ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS

         (c)     Exhibits

                 2 Stock Purchase Agreement dated as of June 8, 1998 by and among Metamor Worldwide, Inc., a Delaware corporation, and The Corporate Services Group PLC, an England and Wales corporation.




                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            METAMOR WORLDWIDE, INC.
                                            (Registrant)



Dated:  July 21, 1998                 By:   /S/ Edward L. Pierce
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                                            Edward L. Pierce
                                            Chief Financial Officer, Senior Vice
                                            President and Assistant Secretary
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                               INDEX TO EXHIBITS


Exhibit No.               Description

         2 Stock Purchase Agreement dated as of June 8, 1998 by and among Metamor Worldwide, Inc., a Delaware corporation, and The Corporate Services Group PLC, an England And Wales corporation.